                                                        Registration Statement
                                                        No. 33-62059. Filed
                                                        pursuant to rules
                                                        424(b)(3) and 424(c)



                            STERLING SOFTWARE, INC.
                        SUPPLEMENT TO PROSPECTUS DATED
                                AUGUST 23, 1995


     With respect to the Prospectus filed with the Form S-8 Registration Statement No. 33-62059 dated August 23, 1995, which covered an increase of 1,125,000 shares of common stock of Sterling Software, Inc. and which was combined with Registration Statement No. 33-56683 to cover an aggregate of 4,264,633 shares:

     The Prospectus is hereby amended in its entirety to include the following information:


                    [This space intentionally left blank.]

PROSPECTUS


                               4,264,633 Shares

                            STERLING SOFTWARE, INC.

                                 Common Stock


     This Prospectus has been prepared by Sterling Software, Inc., a Delaware corporation (the "Company"), for use upon resale by certain officers and directors of the Company (the "Selling Stockholders") of up to 4,264,633 shares (the "Shares") of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company. The Selling Stockholders have acquired and/or may in the future acquire Shares from the Company pursuant to the exercise of outstanding options heretofore granted and options to be hereafter granted to the Selling Stockholders pursuant to the provisions of the Company's Incentive Stock Option Plan (as amended, the "Incentive Plan") and/or the Company's Non-Statutory Stock Option Plan (as amended, the "Non-Statutory Plan"). Of the 4,264,633 shares of Common Stock covered by this Prospectus, 250,000 shares are subject to the Incentive Plan and 875,000 of such shares are subject to the Non-Statutory Plan. The Incentive Plan and the Non-Statutory Plan are sometimes collectively referred to herein as the "Plans."

     The Shares may be sold from time to time by the Selling Stockholder or by permitted transferrees. Such sales may be made on one or more exchanges, including the New York Stock Exchange (the "NYSE"), or in the over the counter market, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholder or permitted transferrees participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock is listed for trading on the NYSE under the symbol "SSW." On August 22, 1995, the closing price of the Common Stock on the NYSE was $46.50. The Company will not receive any of the proceeds from the sales by Selling Stockholders.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 23, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Common Stock is listed on the NYSE. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of the Common Stock to be issued pursuant to the Plans. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Copies of the Registration Statement are available from the Public Reference Section of the Commission at prescribed rates. Statements contained herein concerning the provisions of documents filed with the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at 8080 N. Central Expressway, Suite 1100, Dallas, Texas 75206, and the Company's telephone number at such address is (214) 891-8600.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i) Annual Report on Form 10-K (File No. 1-8465) for the year ended September 30, 1994, as amended by Form 10-K/A Amendment No. 1;

     (ii)    Quarterly Report on Form 10-Q for the quarter ended December 31,
             1994;

     (iii)   Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     (iv)    Quarterly Report on Form 10-Q/A for the quarter ended March 31,
             1995;

     (v)     Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

     (vi)    Current Report on Form 8-K (File No. 1-8465) dated November 3,
             1994;

     (vii)   Current Report on Form 8-K (File No. 1-8465) dated November 14,
             1994;

     (viii)  Current Report on Form 8-K (File No. 1-8465) dated November 30,
             1994;

     (ix) Current Report on Form 8-K (File No. 1-8465) dated February 28, 1995; and

     (x) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-108465), filed March 7, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock to be made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office: Sterling Software, Inc., 8080 N. Central Expressway, Suite 1100, Dallas, Texas 75206, Attention: Jeannette P. Meier, Executive Vice President, Secretary and General Counsel (telephone: (214) 891-
8600).


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                             SELLING STOCKHOLDERS

     The following officers and directors of the Company are eligible to receive shares of the Company's Common Stock upon exercise of options granted under the
Plans:

                                                                       COMMON STOCK
                                                                        OFFERED FOR
                                                       OWNERSHIP OF       SELLING         AMOUNT AND
                                                       COMMON STOCK    STOCKHOLDERS'      PERCENTAGE
                               POSITION WITH             PRIOR TO      ACCOUNT UPON     OF CLASS AFTER
NAME                           THE COMPANY             OFFERING (1)      EXERCISE        OFFERING (2)
----                           -----------             -----------       --------        ------------

Warner C. Blow           Executive Vice President        257,600         256,250            1,350 *

Richard Connelly         Vice President and               18,844 (3)      17,000            1,844 (3)*
                         Controller

Robert J. Donachie       Director                         61,100          61,000              100 *

George H. Ellis          Executive Vice President        150,000 (4)     150,000                0
                         and Chief Financial
                         Officer

Werner L. Frank          Executive Vice President,       264,687 (4)     263,500            1,187 (4)*
                         Business Development

Michael C. French        Director                         95,800 (5)      65,000           30,800 (5)*

Albert K. Hoover         Vice President, Assistant        20,340 (6)       7,800           12,540 (6)*
                         Secretary and Assistant
                         General Counsel

James E. Jenkins, Jr.    Vice President, Tax and          19,495 (7)      12,526            6,969 (7)*
                         Assistant Secretary

M. Gene Konopik          Executive Vice President        137,474 (8)     108,000           29,474 (8)*

Jeannette P. Meier       Executive Vice President,       183,225 (9)     154,050           29,175 (9)*
                         Secretary and General
                         Counsel

Donald R. Miller, Jr.    Director                         70,000(10)      30,000           40,000(10)*

Phillip A. Moore         Executive Vice President,       161,024(11)     128,875           32,149(11)*
                         Technology and Director

A. Maria Smith           Executive Vice President        225,000(12)     165,000           60,000(12)*

Clive A. Smith           Executive Vice President        192,938(13)     168,100           24,838(13)*

Geno P. Tolari           Executive Vice President        195,313(14)      95,313          100,000(14)*

Anne Vahala              Vice President, Investor         53,438(15)      41,000           12,438(15)*
                         Relations

Sterling L. Williams     President, Chief              1,154,000(16)     200,000          954,000(16)
                         Executive                                                           (4.368%)
                         Officer and Director

                                                                       COMMON STOCK
                                                                        OFFERED FOR
                                                       OWNERSHIP OF       SELLING         AMOUNT AND
                                                       COMMON STOCK    STOCKHOLDERS'      PERCENTAGE
                               POSITION WITH             PRIOR TO      ACCOUNT UPON     OF CLASS AFTER
NAME                           THE COMPANY             OFFERING (1)      EXERCISE        OFFERING (2)
----                           -----------             -----------       --------        ------------
Evan A. Wyly          Vice President and               186,440(17)            40,000       146,440(17)*
                      Director

__________________

*  Indicates shares held are less than 1% of class.


(1) Includes shares to be acquired upon exercise of options granted under the Plans, some of which are not exercisable within 60 days of the date of this Prospectus.
(2) Assumes the exercise of all options granted under the Plans and the sale of the Common Stock acquired thereby.
(3) Includes 1,844 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(4) Includes 90 shares held in escrow in connection with the Company's acquisition of KnowledgeWare, Inc.
(5) Includes 30,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(6) Includes 12,540 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(7) Includes 6,969 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(8) Includes 24,350 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus, and 1,324 shares held in escrow in connection with the Company's acquisition of KnowledgeWare, Inc.
(9) Includes 24,400 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(10) Includes 40,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, none of which are exercisable within 60 days of the date of this Prospectus.
(11) Includes 150 shares directly held by Mr. Moore's son.
(12) Includes 60,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(13) Includes 24,838 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.

(14) Includes 100,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, some of which are not exercisable within 60 days of the date of this Prospectus.
(15) Includes 12,438 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, none of which are exercisable within 60 days of the date of this Prospectus.
(16) Includes 625,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan and 325,000 shares purchasable pursuant to options granted under the Company's 1994 Non-Statutory Stock Option Plan, all of which are exercisable within 60 days of the date of this Prospectus.
(17) Includes 33,686 shares purchasable pursuant to warrants that will become fully exercisable within 60 days of the date of this Prospectus. Also includes 60,000 shares purchasable pursuant to options granted under the Company's 1992 Non-Statutory Stock Option Plan, none of which are exercisable within 60 days of the date of this Prospectus.


                             PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by the Selling Stockholder or permitted transferees. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following:
(i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchaser, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or permitted transferees and/or from the purchasers of the Shares for whom they may act as agent, (iv) the writing of options on the Shares, (v) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (viii) an exchange distribution in accordance with the rules of such exchange, including the NYSE, or transactions in the over the counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholder or permitted transferees, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholder related thereto.

     In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholder will not be able to effect transactions in the Shares pursuant to this

Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.


                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jackson & Walker, L.L.P., Dallas, Texas. Michael C. French, a partner in Jackson & Walker, L.L.P., is a director of the Company.


                                    EXPERTS

     The consolidated financial statements and financial statement schedules appearing in Sterling's Annual Report on Form 10-K for the year ended September 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein, which as to the year ended September 30, 1992, is based in part on the report of Arthur Andersen LLP, independent public accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of KnowledgeWare, Inc. and subsidiaries as of June 30, 1994 and 1993 and for each of the three years in the period ending June 30, 1994 incorporated by reference in this Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph about KnowledgeWare, Inc.'s ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent certified public accountants, given upon authority of that firm as experts in accounting and auditing.

                                INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

     Article IX of the Company's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Company's Restated Bylaws provides for indemnification of officers and directors. In addition, the Company has entered into Indemnity Agreements with each of its officers and directors pursuant to which such officers and directors may be indemnified against losses arising from certain claims, including claims under the Securities Act, which may be made by reason of their being officers or directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No person has been authorized in
connection with the offering made
hereby to give any information or to
make any representation not contained
in this Prospectus and, if given or
made, such information or
representation must not be relied upon
as having been authorized by the
Company does not constitute an offer to
sell or a solicitation of an offer to
buy any securities to any person or by
anyone in any jurisdiction where such
offer or solicitation would be
unlawful. Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
any implication that the information
contained herein is correct as of any
date subsequent to the date hereof.

      ------------------------

        TABLE OF CONTENTS
        -----------------

                               Page
                               ----

Available Information.........  2

Incorporation of Certain
   Documents by Reference.....  2

Use of Proceeds...............  3

Selling Stockholders..........  4

Plan of Distribution..........  6

Legal Matters.................  7

Experts.......................  7

Indemnification...............  7



           4,264,633 SHARES






          STERLING SOFTWARE,
                 INC.



            COMMON STOCK



           ---------------


             PROSPECTUS


           ---------------



           August 23, 1995